NEWS RELEASE
Exhibit 99.1
FOR IMMEDIATE RELEASE
Astronics Corporation Addresses COVID-19 Impact on Business
EAST AURORA, NY, March 30, 2020 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for global aerospace, defense, and other mission critical industries, today announced actions the Company has taken to address the impact the coronavirus, or COVID-19, is having on the aerospace industry and its business.
Peter Gundermann, Astronics Chairman and CEO, noted, “This is an unprecedented situation in our industry and we have to take measurable actions. First and foremost is the safety of our team members. We have implemented enhanced cleaning protocols, increased spacing of workstations, work-from-home wherever possible, minimization of visitors, meetings and travel as well as emphasizing the importance of personal hygiene and responsibility.”
He continued “The aerospace industry has been significantly impacted and airlines are dealing with a precipitous drop in passenger traffic. Accordingly, we are taking swift actions to address the reduction in demand we are likely to see in the aftermarket, which is approximately 25% of our business. These actions will be difficult for our Company and our employees, but they are necessary in the face of the COVID-19 threat.”
Operational Status and Actions Being Implemented
•As an essential business serving the defense industry, the majority of Astronics operations remain functional except its Test Systems engineering center in India, which is closed by government mandate.
•The Company has had four other locations closed temporarily for deep cleaning, but all have reopened as of today.
•Astronics drew down $150 million from its existing line of credit to augment cash on hand, which was $31.9 million at December 31, 2019. The Company has also engaged in preliminary discussions with its agent bank around potential modifications to its loan agreement that may be required as a result of the COVID-19 impacts to the aerospace industry.
•The Company is minimizing its planned capital expenditures, which are now expected to be less than $10 million for all of 2020, down from previous expectations of $22 million to $25 million.
•In the area of employment costs, Astronics has frozen hiring, suspended all wage adjustments and bonus programs, and is adjusting its work force to align with demand.
•The Company expects these initiatives will reduce its overhead and labor costs this year by approximately $55 to $60 million beginning in the second quarter.
Mr. Gundermann concluded, “These actions, combined with others we have taken in recent weeks, position us well to survive the COVID-19 market disruption that we anticipate. The earlier actions include the restructuring of our systems certification and antenna businesses, the launch of Avenir for the VVIP inflight entertainment/connectivity market, and the suspension of our share buyback program and acquisition activity. Collectively, these are significant steps that position the Company as well as possible for the immediate future, realizing that the future is not clear. We will continue to monitor the situation closely and make necessary course corrections as appropriate. We appreciate the collective efforts of our entire team in this trying time.”

Astronics Corporation Addresses COVID-19 Impact on Business
March 30, 2020

Given the fluid nature of the situation and ongoing efforts, Astronics plans to provide further updates as more information is available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors and test technologies to solve complex challenges. For 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, militaries, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics.
For more information on Astronics and its solutions, visit Astronics.com, where information is frequently updated.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the absolute impact of COVID-19 on the business and the industries it serves, the effectiveness of cost reductions, the outcome of conversations with lenders, the ability to remain operational in light of COVID-19, state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
For more information, contact:

Company	Investors
David Burney, CFO	Deborah K. Pawlowski
Astronics Corporation	Kei Advisors LLC
T: 716.805.1599 x 159	T: 716.843.3908
david.burney@astronics.com	dpawlowski@keiadvisors.com

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